Exhibit 99.7


                   Avocent Announces Estimated First Quarter
                   Revenue and Strong Second Quarter Outlook


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 10, 2006--Avocent Corporation (NASDAQ:AVCT) today announced that it expects to report revenue for the first quarter of 2006 in the range of $94 to $95 million, depending upon final royalty reports yet to be received. This includes approximately $1.5 million from the sale of Cyclades products following Avocent's completion of the Cyclades acquisition on March
30, 2006. Revenue for the first quarter of 2005 was $76.8 million.
    "I am pleased with Avocent's sales for the first quarter even though they were slightly below our original expectations," said John
R. Cooper, Avocent's chairman and chief executive officer. "Our sales were slightly dampened by the normal customer hesitation resulting from a major acquisition and the time spent by both sales forces in planning the Cyclades integration. Also, a large customer decided late in the quarter to reschedule the delivery of more than $2 million in orders from an expected one time shipment during the first quarter of 2006 to a phased roll out over a longer period."
    "Although the acquisition of Cyclades did not close until March
30, integration planning was very extensive during February and March, and we have made excellent progress since the closing," continued Mr. Cooper. "The best single piece of news is that we have already introduced integrated support for and control of the Cyclades products within our DSView software -- a full three months earlier than we originally anticipated. We are implementing detailed integration plans in each functional area of the combined business. Our combined branded sales force received detailed product cross training last week in the United States, Europe and Asia. We are also well underway in instituting our plans to gain the operational synergies expected in the second half of this year. We are enthusiastic about our enhanced product roadmap and have started the process of communicating our planned new products and features to our resellers and customers."
    "The outlook for our second quarter is bright, with revenue expected to be in the range of $114 to $118 million compared to $89.5 million in the second quarter of 2005," said Edward H. Blankenship, Avocent's senior vice president of finance and chief financial officer. "We are excited about the progress made to date integrating the Cyclades acquisition and about the expected customer response to our combined product offerings."
    Avocent is scheduled to release its full results from operations for the first quarter of 2006 on April 27, 2006, and hold a conference call at 10:00 am CDT that day to discuss the first quarter results and second quarter outlook. Avocent will provide an on-line, real-time webcast and rebroadcast of this call on its website at www.avocent.com.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, branch offices, and small to medium size businesses. Branded and OEM products include remote and local access solutions for switching, serial console, power, extension, intelligent platform management interface (IPMI), mobile, and video display management solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the final revenue results for the first quarter of 2006, the projected range of revenue for the second quarter of 2006, the integration of the Cyclades acquisition, products, and technologies, customer acceptance of these new products and technologies, operational synergies from the acquisition, and the results of operations of the combined businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the acquisition and subsequent integration of businesses and technologies, risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301